EL PASO PIPELINE PARTNERS INCREASES QUARTERLY DISTRIBUTION TO $0.58 PER UNIT

Distribution Up 18% From Third Quarter 2011

HOUSTON, Oct. 17, 2012 – El Paso Pipeline Partners, L.P. (NYSE: EPB) today increased its quarterly cash distribution per common unit to $0.58 ($2.32 annualized) payable on Nov. 14, 2012, to unitholders of record as of Oct. 31, 2012. This represents an 18 percent increase over the third quarter 2011 cash distribution per unit of $0.49 ($1.96 annualized) and a 5 percent increase from $0.55 per unit ($2.20 annualized) for the second quarter of 2012. EPB has increased its cash distribution 18 consecutive quarters since its initial public offering in November 2007.
Chairman and CEO Richard D. Kinder said, “EPB had a good third quarter. Our performance reflects solid results from our stable, regulated pipeline and storage assets, significantly increased demand from natural gas fired power plants and contributions from dropdowns. Looking ahead, we expect EPB to realize cost and growth synergies as a result of Kinder Morgan, Inc.’s acquisition of El Paso Corporation, which closed in the second quarter this year.”
EPB reported third quarter distributable cash flow before certain items of $149 million, a 32 percent increase from $113 million for the comparable period in 2011. Distributable cash flow per unit before certain items was $0.71, compared to $0.55 for the third quarter last year. Third quarter net income before certain items was $154 million compared to $118 million for the same period in 2011. Including certain items, net income was $151 million versus $131 million for the third quarter last year.
For the first nine months, EPB generated distributable cash flow before certain items of $427 million, up 16 percent from $369 million for the first three quarters of 2011. Distributable cash flow per unit before certain items was $2.06 compared to $1.89 for the comparable period last year. Net income before certain items was $426 million versus $405 million for the first three quarters of 2011. Including certain items, net income was $411 million compared to $460 million for the same period last year. The 2012 certain items for the first nine months total a net loss of $15 million, while the 2011 certain items for the first three quarters totaled a net gain of $55 million.
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EPB - 3Q Earnings	Page 2
Business Overview
For the third quarter, EPB’s assets produced total earnings before DD&A and certain items of $299 million, up 17 percent from $256 million for the same period of 2011. “Growth in the quarter was driven by contributions from the May 24 dropdown transaction in which EPB acquired the remaining 14 percent interest in Colorado Interstate Gas (CIG) and all of Cheyenne Plains Gas Pipeline,” Kinder said. “Additionally, EPB benefited from completed expansion projects on Southern Natural Gas (SNG) and increased demand from natural gas-fired electric generation facilities on both SNG and CIG. Gas fired power generation demand on SNG was up 26 percent compared to the third quarter of 2011 and 47 percent versus the first nine months of the year. CIG realized an increase in natural gas fired power generation demand of 13 percent versus the third quarter last year and 44 percent compared to the first three quarters of 2011.”
Outlook
As previously announced, EPB expects to grow its distributions per unit at an annual rate of approximately 9 percent from 2011 to 2015. EPB expects to declare cash distribution of $2.25 per unit for 2012, a 17 percent increase over the $1.93 per unit it distributed for 2011. “EPB’s distribution is supported by a diversified portfolio of pipeline and LNG assets which generate consistent cash flow through various market conditions, as more than 90 percent of EPB’s revenues are derived from fixed-demand charges,” Kinder said. In 2012, EPB expects to generate cash flow in excess of distributions of over $95 million and earnings before DD&A of almost $1.2 billion, an increase of approximately $80 million from 2011.
Other News

•
Southern LNG Company (SLNG) filed an application with the Department of Energy in August requesting long-term, multi-contract authorization to export up to 4 million tons per year of LNG (equivalent to approximately 0.5 billion cubic feet of gas per day) from its Elba Island Terminal in Chatham County, Ga., near Savannah. The authorization would allow the export of LNG from the terminal to any non Free Trade Agreement (FTA) country. The application is the second part of a two-part export authorization request by SLNG. In June, SLNG received DOE authorization to export domestically produced LNG to FTA countries.

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EPB - 3Q Earnings	Page 3

•
CIG has submitted an application to the FERC for a certificate of public convenience and necessity and authorization to construct a new, 7.75-mile, 24-inch diameter pipeline lateral, system modifications and appurtenant facilities to the High Plains System to make it bi-directional, enhancing flexibility and transport capacity. The fully subscribed $25 million High Plains expansion project would provide up to 600,000 dekatherms per day (Dth/d) of additional takeaway capacity from the Denver-Julesburg basin to Kinder Morgan’s Cheyenne Hub in Weld County, Colo. Two shippers have signed long-term, firm-service contracts for 250,000 Dth/d of natural gas, with the right to ramp up to 500,000 Dth/d after the first year. CIG is requesting that the FERC issue the project a certificate by April 1, 2013, to allow time to construct and place certain facilities into service by June 30, 2013, with the remaining facilities to be completed by Oct. 31, 2013.

•
SNG has executed a five-year contract extension associated with moving volumes from an existing Mississippi receipt point to a new location at Rose Hill, Miss. The volume shift, combined with facility modifications, will produce added system efficiencies for both SNG and Tennessee Gas Pipeline (owned by Kinder Morgan Energy Partners). Volumes total 285,000 Dth/d. The incremental revenue for this receipt point has a total term value of more than $48 million. The project is expected to be in service Nov. 1, 2013.

•	SNG successfully extended 1.2 Bcf/d of firm contracts through Sept. 1, 2014. The contracts were set to expire Sept. 1, 2013.

Financings

•
EPB sold common units valued at approximately $277.5 million in a secondary offering in the third quarter. EPB used the proceeds from this offering to repay all outstanding borrowings under the Cheyenne Plains credit agreement, to repay certain short-term debt and for general partnership purposes.

El Paso Pipeline Partners (NYSE: EPB) is a publicly traded pipeline limited partnership. It owns an interest in or operates more than 13,000 miles of interstate natural gas transportation pipelines in the Rockies and the Southeast, natural gas storage facilities with a capacity of nearly 100 billion cubic feet and LNG assets in Georgia. The general partner of EPB is owned by Kinder Morgan, Inc. (NYSE: KMI). Kinder Morgan is the largest midstream and the third largest energy company in North America with a combined enterprise value of approximately $100 billion. It owns an interest in or operates approximately 75,000 miles of pipelines and 180 terminals.

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EPB - 3Q Earnings	Page 4

Its pipelines transport natural gas, gasoline, crude oil, CO2 and other products, and its terminals store petroleum products and chemicals and handle such products as ethanol, coal, petroleum coke and steel. KMI owns the general partner interest of Kinder Morgan Energy Partners, L.P. (NYSE: KMP) and El Paso Pipeline Partners, L.P. (NYSE: EPB), along with limited partner interests in KMP and EPB and shares in Kinder Morgan Management, LLC (NYSE: KMR). For more information please visit www.kindermorgan.com and www.eppipelinepartners.com.
Please join Kinder Morgan at 4:30 p.m. Eastern Time on Wednesday, Oct. 17, at www.kindermorgan.com for a LIVE webcast conference call which will include a discussion of EPB’s third quarter earnings.

CONTACTS
Emily Mir	Mindy Mills Thornock
Media Relations	Investor Relations
(713) 369-8060	(713) 369-9490
emily_mir@kindermorgan.com	mindy_thornock@kindermorgan.com
www.eppipelinepartners.com	www.kindermorgan.com

The non-generally accepted accounting principles, or non-GAAP, financial measures of distributable cash flow before certain items, both in the aggregate and per unit, and earnings before depreciation, depletion, amortization, or DD&A, and certain items, are presented in this news release. Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income or any other GAAP measure of liquidity or financial performance. Distributable cash flow before certain items is a significant metric used by us and by external users of our financial statements, such as investors, research analysts, commercial banks and others, to compare basic cash flows generated by us to the cash distributions we expect to pay our unitholders on an ongoing basis. Management uses this metric to evaluate our overall performance. It also allows management to simply calculate the coverage ratio of estimated ongoing cash flows to expected cash distributions. Distributable cash flow before certain items is also an important non-GAAP financial measure for our unitholders because it serves as an indicator of our success in providing a cash return on investment. This financial measure indicates to investors whether or not we typically are generating cash flow at a level that can sustain or support an increase in the quarterly distributions we are paying pursuant to our partnership agreement. Our partnership agreement requires us to distribute all available cash. Distributable cash flow before certain items and similar measures used by other publicly traded partnerships are also quantitative measures used in the investment community because the value of a unit of such an entity is generally determined by the unit’s yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder). The economic substance behind our use of distributable cash flow before certain items is to measure and estimate the ability of our assets to generate cash flows sufficient to make distributions to our investors.
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EPB - 3Q Earnings	Page 5

We define distributable cash flow before certain items to be limited partners’ pretax income before certain items and DD&A, less sustaining capital expenditures for EPB, plus DD&A less sustaining capital expenditures for Bear Creek and WYCO our equity method investees, plus other income and expenses, net (which primarily includes deferred revenue, AFUDC equity and other non-cash items). Distributable cash flow before certain items per unit is distributable cash flow before certain items divided by average outstanding units. “Certain items” are items that are required by GAAP to be reflected in net income, but typically either (1) do not have a cash impact, for example, goodwill impairments, allocated compensation for which we will never be responsible, and results from assets prior to our ownership that are required to be reflected in our results due to accounting rules regarding entities under common control, or (2) by their nature are separately identifiable from our normal business operations and in our view are likely to occur only sporadically, for example legal settlements, hurricane impacts and casualty losses. Management uses this measure and believes it is important to users of our financial statements because it believes the measure more effectively reflects our business’ ongoing cash generation capacity than a similar measure with the certain items included. For similar reasons, management uses earnings before DD&A and certain items in its analysis of the performance and management of our business. We believe earnings before DD&A and certain items is a significant performance metric because it enables us and external users of our financial statements to better understand our ability to generate cash on an ongoing basis. We believe it is useful to investors because it is a measure that management believes is important and that our chief operating decision makers use for purposes of making decisions and assessing our performance.
We believe the GAAP measure most directly comparable to distributable cash flow before certain items is net income. Our calculation of distributable cash flow before certain items, which begins with net income after subtracting certain items that are specifically identified in the accompanying tables, is set forth in those tables. Net income before certain items is presented primarily because we use it in this calculation. Earnings before DD&A as presented in our GAAP financials is the measure most directly comparable to earnings before DD&A and certain items. Earnings before DD&A and certain items is calculated by removing the certain items attributable to the partnership, which are specifically identified in the footnotes to the accompanying tables, from earnings before DD&A. In addition, earnings before DD&A as presented in our GAAP financials is included on the first page of the tables presenting our financial results.
Our non-GAAP measures described above should not be considered as an alternative to GAAP net income, earnings before DD&A or any other GAAP measure. Distributable cash flow before certain items and earnings before DD&A and certain items are not financial measures in accordance with GAAP and have important limitations as analytical tools. You should not consider either of these non-GAAP measures in isolation or as a substitute for an analysis of our results as reported under GAAP. Because distributable cash flow before certain items excludes some but not all items that affect net income and because distributable cash flow measures are defined differently by different companies in our industry, our distributable cash flow before certain items may not be comparable to distributable cash flow measures of other companies. Earnings before DD&A and certain items has similar limitations. Management compensates for the limitations of these non-GAAP measures by reviewing our comparable GAAP measures, understanding the differences between the measures and taking this information into account in its analysis and its decision making processes.

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EPB - 3Q Earnings	Page 6

This news release includes forward-looking statements. These forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although EPB believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include those enumerated in EPB’s reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they were made, and except to the extent required by law, EPB undertakes no obligation to update or review any forward-looking statement because of new information, future events or other factors. Because of these uncertainties, readers should not place undue reliance on these forward-looking statements.

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El Paso Pipeline Partners, L.P.
Preliminary Consolidated Statements of Income
(Unaudited)
(in millions except per unit amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011(1)	2012	2011(1)
Revenues	$368	$366	$1,125	$1,143
Costs, expenses and other
Operations and maintenance	83	105	310	307
Depreciation and amortization	46	45	137	135
Taxes, other than income taxes	19	21	63	63
	148	171	510	505
Operating income	220	195	615	638
Other income (expense)
Earnings from equity investments	4	4	11	12
Interest expense, net	(74)	(70)	(218)	(195)
Other, net	1	2	3	5
Net income	151	131	411	460
Net income attributable to Noncontrolling Interests	—	(7)	(10)	(87)
Net income attributable to EPB	$151	$124	$401	$373

Calculation of Limited Partners' interest in net income attributable to EPB
Net income attributable to EPB	$151	$124	$401	$373
Less: Pre-acquisition earnings allocated to General Partner (2)	—	(9)	(22)	(27)
Plus: Severance costs allocated to General Partner	3	—	32	—
Less: General Partner's 2% interest allocation	(3)	(2)	(8)	(7)
Less: General Partner's incentive distribution	(36)	(18)	(86)	(43)
Limited Partners' interest in net income	$115	$95	$317	$296

Limited Partners' net income per unit
Net income	$0.55	$0.46	$1.53	$1.52
Weighted average units outstanding	209	206	207	195

Declared distribution / unit	$0.58	$0.49	$1.64	$1.43
_______________
(1) Retrospectively adjusted to reflect reorganization of entities under common control and change in reporting entity due to EPB's May 24, 2012 acquisition of Cheyenne Plains from El Paso Corporation.
(2) Represents Cheyenne Plains' earnings prior to the May 24, 2012 acquisition.

El Paso Pipeline Partners, L.P.
Preliminary Reconciliation of Distributable Cash Flow to New Income
(Unaudited)
(in millions except per unit amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Earnings before DD&A and certain items	$299	$256	$857	$807
DD&A	46	42	132	126
Earnings contribution	253	214	725	681
General and administrative expense	(25)	(29)	(85)	(89)
Interest expense, net	(74)	(67)	(214)	(187)
Net income before certain items	154	118	426	405
Certain items
Cheyenne Plains before dropdown	—	13	22	41
CIG environmental reserve adjustment	—	—	6	—
Loss on write-off of asset (1)	—	—	(11)	—
Non-cash severance costs (2)	(3)	—	(32)	—
Project cancellation payment (3)	—	—	—	14
Sub-total certain items	(3)	13	(15)	55
Net Income	151	131	411	460
Less: Pre-acquisition earnings allocated to General Partner (4)	—	(9)	(22)	(27)
Plus: Severance costs allocated to General Partner (2)	3	—	32	—
Less: General Partner's 2% interest allocation	(3)	(2)	(8)	(7)
Less: General Partner's incentive distribution	(36)	(18)	(86)	(43)
Less: Noncontrolling Interests in net income	—	(7)	(10)	(87)
Limited Partners' net income	115	95	317	296

Net income before certain items	154	118	426	405
Less: Net income attributable to Noncontrolling Interests before certain items	—	(3)	(10)	(73)
Net income attributable to EPB before certain items	154	115	416	332
Less: General Partner's 2% interest allocation	(3)	(2)	(8)	(7)
Less: General Partner's incentive distribution	(36)	(18)	(86)	(43)
Limited Partners' net income before certain items	115	95	322	282
Depreciation and amortization (5)	46	42	132	126
Net income attributable to Noncontrolling Interests before certain items	—	3	10	73
Declared distributions to Noncontrolling Interests before certain items (6)	—	(4)	(8)	(42)
Other (7)	1	—	—	(2)
Sustaining capital expenditures (8)	(13)	(23)	(29)	(68)
DCF before certain items - Limited Partners	$149	$113	$427	$369

Net income / unit before certain items	0.55	0.46	1.56	1.45
DCF / unit before certain items	$0.71	$0.55	$2.06	$1.89
Weighted average units outstanding	209	206	207	195
___________________
(1) Reflects write-off of a canceled software implementation project.
(2) Represents the non-cash severance costs allocated to EPB from El Paso as a result of KMI's and El Paso's merger. EPB does not have any obligation nor did EPB pay any amounts related to this expense.
(3) Reflects $17 million BG cancellation option payments related to Phase B of SLNG's Elba III expansion offset by $3 million write-off of the related project development costs.
(4) Represents earnings related to Cheyenne Plains prior to the May 24, 2012 acquisition.
(5) Includes EPB's share of Bear Creek and WYCO DD&A (less than $600 thousand for each of the periods presented).
(6) Cash distributions made to the noncontrolling interest holder.
(7) Includes deferred revenue and other non-cash items such as AFUDC equity and other items.
(8) Includes EPB's share of Bear Creek and WYCO sustaining capital expenditures (less than $800 thousand for each of the periods presented).

Transport Volumes (BBtu/d)	7,973	7,453	7,868	7,328

El Paso Pipeline Partners, L.P.
Preliminary Abbreviated Consolidated Balance Sheet
(Unaudited)
(in millions)

	September 30, 2012	December 31, 2011(1)
ASSETS
Cash and cash equivalents	$68	$120
Other current assets	274	210
Property, plant and equipment, net	5,954	6,040
Investments	73	71
Regulatory assets and other assets	226	238
TOTAL ASSETS	$6,595	$6,679

LIABILITIES AND PARTNERS' CAPITAL
Liabilities
Notes payable and current maturities of long-term debt	$93	$82
Other current liabilities	216	263
Long-term debt	4,244	4,028
Other	71	75
Total liabilities	4,624	4,448

Partners' capital
Accumulated other comprehensive income (loss)	9	(7)
Other partners' capital	1,962	2,122
Total EPB partners' capital	1,971	2,115
Noncontrolling interests	—	116
Total partners' capital	1,971	2,231
TOTAL LIABILITIES AND PARTNERS' CAPITAL	$6,595	$6,679

Total Debt, net of cash and cash equivalents	$4,269	$3,990	(4)
EBITDA (2) (3)	$1,016	$962
Debt to EBITDA	4.2	4.1	(5)

	Twelve Months Ended
	September 30, 2012	December 31, 2011
Net Income (1)	$556	$605
Certain items:
Cheyenne Plains before dropdown	(35)	(54)
CIG environmental reserve adjustment	(6)	—
Loss on write-off of asset	11	—
Non-cash severance costs	32	—
Project cancellation payment	—	(14)
Subtotal certain items	2	(68)
Net income before certain items	558	537
Add:
Depreciation and amortization (3)	175	169
Interest expense, net	283	256
EBITDA	$1,016	$962

_____________
(1) Retrospectively adjusted to reflect reorganization of entities under common control and change in reporting entity due to EPB's May 24, 2012 acquisition of Cheyenne Plains from El Paso Corporation.
(2) Amounts represent the last twelve months.
(3) Includes add back of EPB's share of Bear Creek and WYCO DD&A, which was less than $1 million for both the twelve months ended September 30, 2012 and December 31, 2011.
(4) Debt as of December 31, 2011 has been retrospectively adjusted to include Cheyenne Plains. Reported debt net of cash and cash equivalents as of December 31, 2011 was $3.825 million.
(5) As of December 31, 2011, excluding Cheyenne Plains, the Debt to EBITDA ratio would have been 4.0.